Exhibit 99.1

MERCANTILE BANK CORPORATION AND FIRSTBANK CORPORATION COMPLETE MERGER

Merger Forms Third Largest Michigan-Domiciled Bank Holding Company

GRAND RAPIDS, Mich., June 2, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") and Firstbank Corporation (NASDAQ: FBMI) (“Firstbank”) today announced the completion of their merger, effective as of June 1, 2014, creating the third largest Bank Holding Company incorporated in Michigan. The combined company will operate as Mercantile Bank Corporation and has approximately $2.9 billion in assets and 53 locations across Michigan.

Michael Price will continue to lead Mercantile Bank Corporation as President and Chief Executive Officer, and Thomas Sullivan, former Firstbank President and Chief Executive Officer, will serve as Chairman of the Board.

“This merger creates a company with a strong and stable source of core funding, excellence in commercial lending and the ability to deliver industry leading technology,” said Michael Price. “As a result of this merger, the combined Mercantile Bank Corporation has a strengthened competitive position with an expanded geographic footprint. The combined company has a more robust offering of products and services, an enhanced retail delivery system, a more diversified loan portfolio and greater origination capabilities. We are excited about the future of our organization and the meaningful opportunities for our outstanding team members to bring an extensive array of products and services to both current and potential clients.”

As a result of the merger, Firstbank shareholders received a fixed ratio of 1.00 share of Mercantile common stock for each share of Firstbank common stock, implying a transaction value per share of $21.43 or approximately $173.3 million in the aggregate based upon Mercantile’s closing price as of May 30, 2014. Mercantile shareholders received approximately 52% of the stock in the combined company; Firstbank shareholders received approximately 48%.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan, Firstbank and Keystone Community Bank. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of $2.9 billion and operates 53 banking offices serving central and western Michigan.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expected benefits of the merger and statements preceded by, followed by or that otherwise include the words “opportunity” or similar expressions. Forward-looking statements are based upon information available to Mercantile as of today’s date, and are not guarantees of the future performance of the combined company, and actual results may vary materially from the results and expectations discussed. Risks and uncertainties include the successful integration of Mercantile and Firstbank and their respective subsidiary banks, and ability of the combined company to compete in the highly competitive banking and financial services industry. Additional information concerning these and other risks is contained in Mercantile’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. Mercantile does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

FOR FURTHER INFORMATION:

MEDIA:

Amanda Passage

Lambert, Edwards & Associates

616-233-0500

apassage@lambert-edwards.com

INVESTORS:
Chuck Christmas	Bob Burton
Mercantile Bank Corporation	Lambert, Edwards & Associates
616-726-1202	678-576-2991
cchristmas@mercbank.com	rburton@lambert-edwards.com